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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.      ONE        )*
                                       -----------------

                          Concord Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    206186108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 or 21 pages

--------------------------                        ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    2    OF   21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Ventures II Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 0

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        PN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 21 pages

-------------------------                        ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    3    OF   21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Ventures II Offshore C.V.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 0

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        PN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 21 pages

--------------------------                        ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    4    OF   21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Offshore Management, N.V.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Corporation

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 0

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        CO

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    5   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Ventures Partnership II L.P.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 0

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        PN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    6   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                1,828

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 1,828

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,828

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    7   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James J. Fitzpatrick

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                0

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 0

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    8   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                16,904

        SHARES            ---- ------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 16,904

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,904

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 21 pages

------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE    9   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                24,662

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 24,662

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,662

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE   10   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                10,000

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 10,000

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,000

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE   11   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert Migliorino

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                20,904

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 20,904

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,904

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 21 pages

-------------------------                         ------------------------------
 CUSIP NO.  206186108                 13G          PAGE   12   OF    21   PAGES
          --------------                                -------    -------
--------------------------                        ------------------------------

------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                31,904

        SHARES            ---- -------------------------------------------------
                           6    SHARED VOTING POWER
     BENEFICIALLY
                                0
       OWNED BY
                          ---- -------------------------------------------------
         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                 31,904

        PERSON            ---- -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
         WITH
                                0

------- ------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        31,904

------- ------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        less than five percent (5%)

------- ------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON *

        IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 21 pages

Item 1(a).     NAME OF ISSUER

               Concord Communications, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               33 Boston Post Road West
               Marlboro, MA 01752

Item 2(a).     NAME OF PERSON FILING

               This statement is filed by Canaan Ventures II Limited Partnership, a Delaware limited partnership, ("Canaan Ventures II"), Canaan Ventures II Offshore C.V., a Netherlands Antilles limited partnership, ("Canaan Ventures II Offshore"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners II L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Partners (which serves as the sole general partner of Canaan Ventures II and one of the two general partners of Canaan Ventures II Offshore), Canaan Corporation (which serves as the other general partner of Canaan Ventures II Offshore), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               Except in the case of Canaan Ventures II Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Ventures II Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).     CITIZENSHIP

               Canaan Ventures II and Canaan Partners are limited partnerships organized under the laws of Delaware. Canaan Ventures II Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d)      TITLE OF CLASS OF SECURITIES

               This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Concord Communications, Inc. ("the Company").



                              Page 13 of 21 pages

Item 2(e).     CUSIP NUMBER

               CUSIP number 206186108.

Item 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               None.

Item 4.        OWNERSHIP
               Not applicable. The foregoing percentages are based on the 12,958,472 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1998.

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.        NOTICE OF DISSOLUTION OF GROUP
               Not applicable.

Item 10.       CERTIFICATION
               Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).

DATE:  February 10, 1999.

                             Page 14 of 21 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Ventures II Limited Partnership
By:     Canaan Venture Partners II L.P.
        Its General Partner

By:                   *
        -------------------------------
        General Partner


Canaan Ventures II Offshore C. V.
By:     Canaan Venture Partners II L.P.
        Its General Partner

By:                   *
        -------------------------------
        General Partner


Canaan Offshore Management, N.V.

By:                   *
        -------------------------------
        Director


Canaan Ventures Partners II L.P.

By:                   *
        -------------------------------
        General Partner




                             Page 15 of 21 pages

                  *
---------------------------------------
Harry T. Rein


                  *
---------------------------------------
James J. Fitzpatrick


                  *
---------------------------------------
Stephen L. Green


                  *
---------------------------------------
Deepak Kamra


                  *
---------------------------------------
Gregory Kopchinsky


                  *
---------------------------------------
Robert J. Migliorino


                  *
---------------------------------------
Eric A. Young


                                                *By:  /s/ Guy M. Russo
                                                      --------------------------
                                                      Guy M. Russo
                                                      Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.







                             Page 16 of 21 pages